Exhibit 23.2

Consent of Ernst & Young LLP

Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 17, 2006, with respect to the consolidated financial statements of Duratek, Inc. and subsidiaries included in the Registration Statement (Form S-1) and related Prospectus of EnergySolutions, Inc. for the registration of shares of its common stock.

/s/    ERNST & YOUNG LLP

McLean, Virginia

March 27, 2007